EXHIBIT (11)

                         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                             NALCO CHEMICAL COMPANY AND SUBSIDIARIES


                                                            Three Months Ended
(Amounts in thousands,                                           March 31,
except per share data)                                        1998             1997
                                                            --------           -------

Basic

Average shares outstanding                                       66,116          66,880
                                                               ========        ========

Net earnings                                                    $38,001         $35,831
Dividends on preferred stock,
     net of taxes                                                (2,904)         (2,878)
                                                                -------         -------

Net earnings to common shareholders                             $35,097         $32,953
                                                                =======         =======


Per share amounts:
     Net earnings to common shareholders                          $0.53           $0.49
                                                               ========        ========


                                      EXHIBIT (11)

                    STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                        NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                                                   Three Months Ended
(Amounts in thousands,                                                   March 31,
except per share data)                                           1998               1997
                                                                -----              -----
Diluted

      Average shares outstanding
       used in Basic earnings per share                          66,116           66,880

      Effect of dilutive securities:
       Assumed conversion of
              preferred stock                                     7,668            7,831
       Stock options and contingently
              issuable shares                                       786              653
                                                                -------          -------

              TOTALS                                             74,570           75,364
                                                                =======          =======


      Net earnings                                              $38,001          $35,831
      Additional ESOP expense resulting
       from assumed conversion of
       preferred stock, net of taxes                             (1,122)          (1,123)
      Income tax adjustment on assumed
       common dividends                                            (286)            (261)
                                                                -------          -------

      Net earnings to common shareholders                       $36,593          $34,447
                                                                =======          =======


      Per share amounts:
  Net earnings to common shareholders                             $0.49           $0.46
                                                                =======         =======